EL8 Putnam Global Industrials Fund attachment
8/31/10 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72U

The figure entered in response to this question is the amortization of offering costs expense for the period.

72DD1 (000s omitted)

Class A	59
Class B	1
Class C	1

72DD2 (000s omitted)

Class M	*
Class R	*
Class Y	2

* Represents less than 1

73A1

Class A	0.165
Class B	0.145
Class C	0.140

73A2

Class M	0.137
Class R	0.137
Class Y	0.188

74U1 (000s omitted)

Class A	380
Class B	10
Class C	12

74U2 (000s omitted)

Class M	2
Class R	1
Class Y	33


74V1

Class A	12.51
Class B	12.38
Class C	12.38

74V2

Class M	12.44
Class R	12.49
Class Y	12.54



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.